                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-46930


                            SUBJECT TO COMPLETION: PROSPECTUS SUPPLEMENT
                            (TO PROSPECTUS DATED MAY 17, 2001)
                            PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 10, 2002

          Principal Protected Notes

        UBS AG $ -- NOTES LINKED TO THE S&P 500 INDEX(R)
        DUE DECEMBER --, 2005

           Issuer:                        UBS AG
           Trade Date:                    May --, 2002
           Maturity Date:                 December --, 2005
           Coupon:                        We will not pay you interest during the term of the Notes.
           Linked Index:                  The return on the Notes is linked to the performance of the
                                          S&P 500 Index(R) (the "Index").
           Payment at Maturity:           For each Note, you will receive a cash payment equal to the principal amount of the Note, plus a cash payment equal to the amount of any Additional Payment.
           Additional Payment:            A cash payment, expressed as a percentage of principal and calculated to two decimal places, equal to the greater of:

                                             -     Participation  X          Average Index Level
                                                   Rate                  ( ---------------------- - 1)
                                                                             Initial Index Level
                                             or
                                             -     zero.

           Participation Rate:            75% to 85%, to be set on the trade date
           Monthly Index Level:           The official closing level of the Index on the last trading day of each calendar month.
           Average Index Level:           The average of the 42 Monthly Index Levels, beginning with the Monthly Index Level for June 2002.
           Initial Index Level:           -- , the closing level of the Index on the trade date.
           Listing:                       UBS AG intends to apply to list the Notes on the American
                                          Stock Exchange.
           Booking Branch:                UBS AG, Jersey Branch

        SEE "RISK FACTORS" BEGINNING ON PAGE S-5 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                                            Underwriting    Proceeds to
                                         Price to Public      Discount        UBS AG
           Per Note
           Total

        UBS WARBURG

        Prospectus Supplement dated May  -- , 2002                [UBS LOGO]

Prospectus Supplement Summary

The following is a summary of terms of the Notes, as well as a discussion of things you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer to UBS AG only and not to UBS AG's consolidated subsidiaries.

WHAT ARE THE FEATURES OF THE NOTES AND HOW DO THEY WORK?

+ RETURN PROFILE--The Notes are non-interest paying, principal protected, medium-term notes. The return on the Notes, if any, is linked to the amount by which the Average Index Level exceeds the Initial Index Level. The Notes are issued by UBS.

+ PRINCIPAL PROTECTION--At maturity, you will receive a minimum of 100% of the principal amount of your Note.

+ POTENTIAL RETURN--Your return at maturity, if any, is based on the amount of any Additional Payment. The Additional Payment for each Note will be a cash payment, expressed as a percentage of principal and calculated to two decimal places, equal to the greater of:

 -   Participation Rate                      Average Index Level
     (to be set on the trade       X      (  -------------------  - 1  )
     date)                                   Initial Index Level
     or
 -   zero.

    + The Average Index Level is the average of the 42 Monthly Index Levels, beginning with the Monthly Index Level for June 2002. Your potential return at maturity, if any, depends on whether, and the amount by which, the Average Index Level exceeds the Initial Index Level. If the Average Index Level is at or below the Initial Index Level, your Additional Payment at maturity will equal zero.

+ NO INTEREST PAYMENTS--We will not pay you any interest during the term of the Notes.

+ ANNUAL TAX DUE ON IMPUTED INCOME--While you will not receive any payments until maturity, you will be obligated to pay income tax at ordinary income rates on the Notes each year based on an estimated yield of the Notes determined under Treasury Regulations. Thus, assuming that the estimated yield with respect to the Notes is 4.60% and you are a calendar year taxpayer that is subject to a 39.1% marginal income tax rate with respect to the Notes, you will generally be required to pay between $18.56 and $19.55 in U.S. tax with respect to an investment of $1,000 in the Notes in each complete year prior to maturity even though you will not receive any distributions with respect to your Notes in those years. This estimated yield is neither a prediction nor a guarantee of what the actual Additional Payment will be, or that the actual Additional Payment amount will even exceed zero. The specific tax consequences that are applicable to your ownership of the Notes may depend upon your specific circumstances. We urge you to review the discussion under "Supplemental Tax Considerations" beginning on page S-22 for a more comprehensive discussion of the tax consequences of ownership of the Notes.

+ EXCHANGE LISTING--UBS intends to apply to list the Notes on the American Stock Exchange.

SEE "--EXAMPLES" ON PAGE S-3 AND THE SECTIONS TITLED "VALUATION OF THE NOTES" ON PAGE S-13 AND "SPECIFIC TERMS OF THE NOTES" ON PAGE S-14.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-5.

+ MARKET RISKS--Your investment in the Notes may not perform as well as an investment in a security whose return is based solely on the level of the Index or in other comparable investments with principal protection and a similar investment term. You also may earn a low return, or no return at all, if the Index experiences frequent low month-end closing levels, even if the Index performed well during such months. You will earn no return on the Notes, even if the Index's closing level is higher at maturity than the Initial Index Level, if the Average Index Level is at or below the Initial Index Level.

+ LIQUIDITY--There may be little or no secondary market for the Notes. Although UBS Warburg LLC intends to make a market in the Notes, it is not required to do so and may stop making a market at any time. It is not possible to predict whether the Notes will trade in the secondary market. If you need to sell your Notes prior to maturity, you may have to sell them at a discount to the principal amount. Consequently, you should be willing to hold the Notes to maturity.

ARE THE NOTES THE RIGHT INVESTMENT FOR YOU?

The Notes may be a suitable investment for you if:

    + You seek a principal protected investment when held to maturity that offers the possibility of a positive return at maturity.

    +  You do not seek current income from this investment.

    + You are willing to be exposed to the potential poor performance of the Index, including the risk of numerous instances of low Monthly Index Levels, which may result in a reduced return or no return on your investment as a result of the Average Index Level being lower than the Initial Index Level.

    + You are prepared to accept the risk that the potential return on your investment in the Notes may be less than an investment whose return is based solely on the level of the Index at maturity.

The Notes may not be a suitable investment for you if:

    + You expect there will be numerous instances of low Monthly Index Levels, irrespective of whether you believe the level of the Index will increase over the term of the Notes.

    + You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

    +  You seek current income from your investments.

    +  You are not prepared to hold the Notes until maturity.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

+ In the opinion of our special tax counsel, Davis Polk & Wardwell, you will generally be required to pay taxes on ordinary income from the Notes over their term based upon an estimated yield of the Notes, even though you will not receive any payments from us until maturity. You will be subject to this treatment because the Notes will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, we will determine on the trade date this estimated yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to calculate the amount of taxes that you will owe each year as a result of owning the Notes. This estimated yield is neither a prediction nor a guarantee of what the actual Additional Payment will be, or that the actual Additional Payment will even exceed zero.

HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING WHETHER A PURCHASE OF THE NOTES IS ADVISABLE IN LIGHT OF THE TAX TREATMENT OF THE NOTES AND THE HOLDER'S PARTICULAR TAX SITUATION.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, please see the discussion under "Supplemental Tax Considerations--Supplemental United States Federal Income Tax Considerations" on page S-22.

EXAMPLES.

The following are examples demonstrating the hypothetical payment at maturity of a Note based on the assumptions outlined below and the hypothetical Monthly Index Levels set forth in the tables below.

--------------------------------------------------------------------------------
 ASSUMPTIONS:
--------------------------------------------------------------------------------

  Initial Index Level = 1100

  Participation Rate = 80%

  Investor pays the principal amount of $1,000 for each Note and holds each Note until maturity.

  No market disruption event occurs during the term of the Notes.

EXAMPLE 1--INVESTOR EARNS AN ADDITIONAL RETURN OF 21.97% AT MATURITY.

Summary of hypothetical Monthly Index Levels:

                   MONTHLY                      MONTHLY                      MONTHLY
                    INDEX                        INDEX                        INDEX
  PERIOD            LEVEL      PERIOD            LEVEL      PERIOD            LEVEL
  MONTH      1      1125       MONTH     15      1365       MONTH     29      1535
  MONTH      2      1165       MONTH     16      1425       MONTH     30      1572
  MONTH      3      1168       MONTH     17      1413       MONTH     31      1543
  MONTH      4      1150       MONTH     18      1450       MONTH     32      1535
  MONTH      5      1175       MONTH     19      1465       MONTH     33      1536
  MONTH      6      1190       MONTH     20      1452       MONTH     34      1547
  MONTH      7      1223       MONTH     21      1502       MONTH     35      1565
  MONTH      8      1215       MONTH     22      1526       MONTH     36      1543
  MONTH      9      1198       MONTH     23      1535       MONTH     37      1520
  MONTH     10      1183       MONTH     24      1523       MONTH     38      1487
  MONTH     11      1230       MONTH     25      1575       MONTH     39      1450
  MONTH     12      1295       MONTH     26      1546       MONTH     40      1448
  MONTH     13      1280       MONTH     27      1532       MONTH     41      1432
  MONTH     14      1320       MONTH     28      1524       MONTH     42      1426

AVERAGE INDEX LEVEL = 1402.12

The investor receives the following cash payment at maturity:

1.  100% of principal amount

plus

2.  Additional Payment


                              Average Index Level                          1402.12
  =  Participation   X    (   -------------------  - 1  )    = 80% X   (   -------  - 1  )
     Rate                     Initial Index Level                           1100
  =  21.97%

IN THE ABOVE HYPOTHETICAL EXAMPLE, THE INVESTOR WILL RECEIVE THE REPAYMENT OF THE PRINCIPAL AMOUNT OF THE NOTE PLUS AN ADDITIONAL 21.97% RETURN ON THE INVESTOR'S INITIAL INVESTMENT (EQUAL TO $219.70 PER NOTE), PAID IN CASH AT MATURITY.

EXAMPLE 2--INVESTOR EARNS NO ADDITIONAL RETURN AT MATURITY

Summary of hypothetical Monthly Index Levels:

                   MONTHLY                      MONTHLY                      MONTHLY
                    INDEX                        INDEX                        INDEX
  PERIOD            LEVEL      PERIOD            LEVEL      PERIOD            LEVEL
  MONTH      1      1110       MONTH     15       980       MONTH     29      1095
  MONTH      2      1112       MONTH     16       965       MONTH     30      1100
  MONTH      3      1125       MONTH     17       985       MONTH     31      1080
  MONTH      4      1090       MONTH     18      1000       MONTH     32      1062
  MONTH      5      1075       MONTH     19      1009       MONTH     33      1055
  MONTH      6      1042       MONTH     20      1120       MONTH     34      1033
  MONTH      7      1030       MONTH     21      1155       MONTH     35      1025
  MONTH      8      1052       MONTH     22      1142       MONTH     36      1060
  MONTH      9      1065       MONTH     23      1100       MONTH     37      1085
  MONTH     10      1045       MONTH     24      1123       MONTH     38      1099
  MONTH     11      1040       MONTH     25      1135       MONTH     39      1125
  MONTH     12      1015       MONTH     26      1125       MONTH     40      1168
  MONTH     13       998       MONTH     27      1123       MONTH     41      1175
  MONTH     14       995       MONTH     28      1115       MONTH     42      1164

AVERAGE INDEX LEVEL = 1076.12

The investor receives the following cash payment at maturity:

1.  100% of principal amount

plus

2.  any Additional Payment


                              Average Index Level                          1076.12
  =  Participation   X    (   -------------------  - 1  )    = 80% X   (   -------  - 1  )
     Rate                     Initial Index Level                           1100

     = - 1.74%.

BECAUSE ZERO IS GREATER THAN -1.74%, THE ADDITIONAL PAYMENT EQUALS ZERO IN THIS EXAMPLE.

IN THE ABOVE HYPOTHETICAL EXAMPLE, THE INVESTOR WILL RECEIVE THE REPAYMENT OF THE PRINCIPAL AMOUNT OF THE NOTE, BUT NO ADDITIONAL RETURN, PAID IN CASH AT MATURITY.

THESE HYPOTHETICAL EXAMPLES ARE FOR ILLUSTRATIVE PURPOSES ONLY. IT IS NOT POSSIBLE TO PREDICT THE CLOSING LEVEL OF THE INDEX FOR ANY GIVEN MONTH OR ON A MONTH-END TO MONTH-END BASIS.

THE NOTES MAY UNDERPERFORM A DIRECT INVESTMENT LINKED TO THE INDEX. SEE "RISK FACTORS" BEGINNING ON PAGE S-5 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

--------------------------------------------------------------------------------

Risk Factors

The return on the Notes is linked to the closing level of the Index on month-end dates over the term of the Notes. Investing in the Notes is NOT equivalent to investing directly in a portfolio of the securities that constitute the Index or an instrument designed to replicate the performance of the Index on such a portfolio. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOUR PRINCIPAL IS PROTECTED ONLY IF YOU HOLD THE NOTES TO MATURITY

If you sell your Notes prior to maturity you may have to do so at a discount from the principal amount, and as a result you may suffer losses. The principal amount of your Notes is protected only if you hold your Notes to maturity.

THE PAYMENT AT MATURITY MAY BE LIMITED TO REPAYMENT OF YOUR PRINCIPAL EVEN IF THE INDEX RISES SUBSTANTIALLY OVER THE TERM OF THE NOTES

The Average Index Level is the average of the 42 Monthly Index Levels, beginning with the Monthly Index Level on June 2002. Therefore, if one or more Monthly Index Levels are sufficiently low or there are sufficiently numerous instances of low Monthly Index Levels to cause the Average Index Level to be lower than the Initial Index Level, your payment at maturity will be limited to repayment of the principal amount of your Notes, even if the Index rises over the term of the Notes. In addition, because the Participation Rate will be less than 100%, any Additional Payment will reflect only a portion of the percentage increase of the Average Index Level over the Initial Index Level equal to the Participation Rate.

EACH MONTHLY INDEX LEVEL IS BASED SOLELY ON THE CLOSING LEVEL OF THE INDEX

Any positive performance of the Index during a month that is offset by a fall in the level of the Index by the last day of the month will not be captured in the calculation of the payment due at maturity.

THE RETURN ON YOUR NOTES WILL DIFFER FROM A RETURN ON AN INVESTMENT DIRECTLY LINKED TO THE PERFORMANCE OF THE INDEX

Because your return will be linked to the closing level of the Index on month-end dates over the term of the Notes, and not to the Index's overall performance, the return on your Notes will very likely be different from that of an investment directly linked to the overall performance of the Index. In particular, you may earn no return on the Notes even if the Index rises over the term of the Notes, if the Average Index Level is at or below the Initial Index Level. In addition, because the Participation Rate will be less than 100%, any Additional Payment will reflect only a portion of the percentage increase of the Average Index Level over the Initial Index Level equal to the Participation Rate.

CHANGES TO THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND YOUR PAYMENT AT MATURITY

Standard and Poor's Corporation, or S&P(R), is responsible for calculating and maintaining the Index. S&P can add, delete or substitute the stocks that comprise the Index or make other methodological changes that could change the value of the Index. Any of these actions could therefore affect the market value of the Notes and the amount payable with respect to the Notes at maturity. In addition, if S&P discontinues or suspends calculation or publication of the Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. If any of these events

RISK FACTORS
--------------------------------------------------------------------------------

occurs, the calculation agent, in its sole discretion, will either select a successor index for the calculation of the Monthly Index Levels, or if the calculation agent determines that a successor index is unavailable, it will, in its sole discretion, determine the Monthly Index Levels by reference to a group of stocks and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index. In either case, the market value of the Notes and your payment at maturity could be adversely affected. See "Description of the S&P 500 Index," "Specific Terms of the Notes--Discontinuance of Index; Alteration of Method of Calculation" and, in the accompanying prospectus, "Considerations Relating to Indexed Notes."

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES; SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your Notes until maturity. There may be little or no secondary market for the Notes. Although UBS intends to apply to list the Notes on the American Stock Exchange, it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity, and there is no assurance that the Notes will trade at prices advantageous to you. UBS Warburg LLC intends to make a market for the Notes, although it is NOT required to do so. If UBS Warburg LLC does make a market in the Notes, it may stop doing so at any time.

Consequently, if you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of the Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent determines the amount to be paid to you at maturity. Therefore, you may sustain a loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. IN GENERAL, WE EXPECT THE CLOSING LEVEL OF THE INDEX AT MONTH-ENDS, INTEREST AND YIELD RATES IN THE MARKET AND THE FREQUENCY AND MAGNITUDE OF CHANGES IN THE LEVEL OF THE INDEX ON A MONTH-END TO MONTH-END BASIS TO AFFECT THE MARKET VALUE OF THE NOTES MORE THAN ANY OTHER FACTOR. Other factors that may influence the market value of the Notes include:

+ supply and demand for the Notes, including inventory positions of UBS Warburg LLC or any other market maker;

+ economic, financial, political and regulatory or judicial events that affect the securities comprising the Index or stock markets generally;

+  our perceived creditworthiness; and

+  the time remaining to the maturity of the Notes.

These factors, among others, may influence the price you will receive if you sell your Notes prior to maturity. See also "Valuation of the Notes" on page S-13.

YOU WILL BE REQUIRED TO PAY TAXES ON THE NOTES EACH YEAR

You generally will be required to pay taxes on imputed ordinary income from the Notes over their term based upon an estimated yield for the Notes, even though you will not receive any payments from us until maturity. The estimated yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize upon the sale or maturity of the Notes will be taxed as

RISK FACTORS
--------------------------------------------------------------------------------

ordinary interest income. If you purchase the Notes at a time other than the original issuance date, the tax consequences to you may be different.

For further information, you should refer to "Supplemental Tax Considerations" on page S-22.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON YOUR NOTES

You will not receive any interest payments on your Notes. Even if the Average Index Level exceeds the Initial Index Level, the return you earn on your Notes may be less than what you would have earned by investing in a debt security that bears interest at a prevailing market rate.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES

As described below under "Use of Proceeds and Hedging," we or our affiliates may hedge our obligations under the Notes by directly or indirectly purchasing shares of the stocks that constitute the Index, options or futures on the Index or the stocks that constitute the Index, other derivative instruments with returns linked to or related to changes in the level of the Index, and/or other instruments that we or our affiliates deem appropriate in connection with any such hedging. We may adjust these hedges by, among other things, purchasing or selling any of the foregoing at any time and from time to time including on or around the dates on which the closing level of the Index at the end of each month is determined. Although they are not expected to, any of these hedging activities may adversely affect the level of the Index, and therefore, the market value of the Notes and the return, if any, payable at maturity of the Notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Notes may decline.

We or our affiliates may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the level of the Index, and therefore, the market value of the Notes and the return, if any, payable at maturity of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the level of the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes and the return, if any, payable at maturity of the Notes.

UBS Warburg LLC also currently intends to make a secondary market in the Notes. As a market maker, trading of the Notes by UBS Warburg LLC may cause it to be long or short the Notes in its inventory. The supply and demand for the Notes, including inventory positions of UBS Warburg LLC and any other market makers, may affect the market value of the Notes.

BUSINESS ACTIVITIES BY UBS MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

We or our affiliates may, at present or in the future, engage in trading activities related to the Index or the stocks comprising the Index that are not for the account of holders of the Notes or on their behalf. These activities may present a conflict between our or our affiliates' obligations and your interests as a holder of the Notes. Moreover, we or one or more of our affiliates have published, and may in the future publish, research reports on the equity markets generally or on one or more of the issuers of the stocks that comprise the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the level of the Index and, therefore, the market value of the Notes.

RISK FACTORS
--------------------------------------------------------------------------------

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH S&P AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION

We and our affiliates are not affiliated with S&P in any way (except for licensing arrangements discussed below in "Description of the S&P 500 Index") and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. S&P is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or S&P contained in this prospectus supplement. YOU, AS AN INVESTOR IN THE NOTES, SHOULD MAKE YOUR OWN INVESTIGATION INTO THE INDEX AND S&P.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Warburg LLC, will serve as the calculation agent. UBS Warburg LLC will, among other things, determine the amount to be paid to you at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-19. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred at the time of a calculation. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

IF A MARKET DISRUPTION EVENT OCCURS, THE CALCULATION AGENT CAN POSTPONE THE DATE ON WHICH A MONTHLY INDEX LEVEL IS CALCULATED AND THE MATURITY DATE

If the calculation agent determines that, on a day that would otherwise be used to calculate a Monthly Index Level, a market disruption event has occurred or is continuing, the calculation agent will instead use the closing level of the Index on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will the valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed for up to ten business days. If the valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the valuation date. If the closing level of the Index is not available on the last possible valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the closing level of the Index that would have prevailed in the absence of the market disruption event or such other reason on the last possible valuation date, based on an assessment made in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-15.

--------------------------------------------------------------------------------

DESCRIPTION OF THE S&P 500 INDEX

We have derived all information contained in this prospectus supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P. The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P.

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and

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DESCRIPTION OF THE S&P 500 INDEX
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stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

TYPE OF                                                                                                 DIVISOR
CORPORATE ACTION                                            ADJUSTMENT FACTOR               ADJUSTMENT REQUIRED
---------------------------------------------------------------------------------------------------------------

Stock split (i.e. 2x1)                 Shares Outstanding multiplied by 2;                 No
                                       Stock Price divided by 2

Share issuance (i.e. Change            Shares Outstanding plus newly issued                Yes
[greater than or equal to] 5%)         Shares

Share repurchase (i.e. Change          Shares Outstanding minus Repurchased                Yes
[greater than or equal to] 5%)         Shares

Special cash dividends                 Share Price minus Special Dividend                  Yes

Company change                         Add new company Market Value minus old              Yes
                                       company Market Value

Rights offering                        Price of                     Price of Rights
                                       parent company    minus      ---------------
                                                                    Right Ratio

Spinoffs                               Price of                     Price of Spinoff Co.     Yes
                                       parent company    minus      --------------------
                                                                    Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

Post-Event Aggregate Market Value
---------------------------------   =   Pre-Event Index Value
           New Divisor

                  Post-Event Aggregate Market Value
New Divisor   =   ---------------------------------
                              Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

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DESCRIPTION OF THE S&P 500 INDEX
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HISTORICAL DATA ON THE INDEX

The following table sets forth the Monthly Index Levels during the period from January 1985 through April 2002. This historical data on the Index is not necessarily indicative of the future performance of the Index, and does not indicate what the value of the Notes may be at any time. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the Notes.

                  1985     1986     1987     1988     1989     1990
 JANUARY         179.63   211.78   274.08   257.07   297.47   329.08
 FEBRUARY        181.18   226.92   284.20   267.82   288.86   331.89
 MARCH           180.66   238.90   291.70   258.89   294.87   339.94
 APRIL           179.83   235.52   288.36   261.33   309.64   330.80
 MAY             189.55   247.35   290.10   262.16   320.52   361.23
 JUNE            191.85   250.84   304.00   273.50   317.98   358.02
 JULY            190.92   236.12   318.66   272.02   346.08   356.15
 AUGUST          188.63   252.93   329.80   261.52   351.45   322.56
 SEPTEMBER       182.08   231.32   321.83   271.91   349.15   306.05
 OCTOBER         189.82   243.98   251.79   278.97   340.36   304.00
 NOVEMBER        202.17   249.22   230.30   273.70   345.99   322.22
 DECEMBER        211.28   242.17   247.08   277.72   353.40   330.22

                  1991     1992     1993     1994     1995     1996
 JANUARY         343.93   408.79   438.78   481.61   470.42   636.02
 FEBRUARY        367.07   412.70   443.38   467.14   487.39   640.43
 MARCH           375.22   403.69   451.67   445.77   500.71   645.50
 APRIL           375.34   414.95   440.19   450.91   514.71   654.17
 MAY             389.83   415.35   450.19   456.51   533.40   669.12
 JUNE            371.16   408.14   450.53   444.27   544.75   670.63
 JULY            387.81   424.22   448.13   458.26   562.06   639.95
 AUGUST          395.43   414.03   463.56   475.50   561.88   651.99
 SEPTEMBER       387.86   417.80   458.93   462.71   584.41   687.31
 OCTOBER         392.45   418.68   467.83   472.35   581.50   705.27
 NOVEMBER        375.22   431.35   461.79   453.69   605.37   757.02
 DECEMBER        417.09   435.71   466.45   459.27   615.93   740.74

                  1997     1998      1999      2000      2001      2002
 JANUARY         786.16    980.28   1279.64   1394.46   1366.01   1130.20
 FEBRUARY        790.82   1049.34   1238.33   1366.42   1239.94   1106.73
 MARCH           757.12   1101.75   1286.37   1498.58   1160.33   1147.39
 APRIL           801.34   1111.75   1335.18   1452.43   1249.46   1076.92
 MAY             848.28   1090.82   1301.84   1420.60   1255.82
 JUNE            885.14   1133.84   1372.71   1454.60   1224.42
 JULY            954.29   1120.67   1328.72   1430.83   1211.23
 AUGUST          899.47    957.28   1320.41   1517.68   1133.58
 SEPTEMBER       947.28   1017.01   1282.71   1436.51   1040.94
 OCTOBER         914.62   1098.67   1362.93   1429.40   1059.78
 NOVEMBER        955.40   1163.63   1388.91   1314.95   1139.45
 DECEMBER        970.43   1229.23   1469.25   1320.28   1148.08

Source: Bloomberg.

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DESCRIPTION OF THE S&P 500 INDEX
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LICENSE AGREEMENT

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the Notes.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of McGraw-Hill, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the Notes. S&P has no obligation to take our needs or the needs of owners of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

--------------------------------------------------------------------------------

VALUATION OF THE NOTES

AT MATURITY. We will pay you at maturity for each Note the principal amount of the Note, plus a return that is equal to the amount of any Additional Payment. The Additional Payment for each Note is a cash payment, expressed as a percentage of principal and calculated to two decimal places, with five thousandths of a percent rounded upward to the nearest hundredth, equal to the greater of:

 -   Participation Rate                      Average Index Level
     (to be set on the trade       X      (  -------------------  - 1  )
     date)                                   Initial Index Level
     or
 -   zero.

Therefore, at maturity, we will pay you in cash for each Note, at a minimum, 100% of the principal amount of the Note, even if the Average Index Level is below the Initial Index Level. Any Additional Payment on your Notes will depend on whether, and the amount by which, the Average Index Level exceeds the Initial Index Level. If the Participation Rate is less than 100%, the Additional Payment will reflect only a portion of the percentage increase of the Average Index Level over the Initial Index Level equal to the Participation Rate. The principal protection feature of your Note is not affected by the size of any Additional Payment at maturity. See "Specific Terms of the Notes--Payment at Maturity".

PRIOR TO MATURITY. The market value of the Notes will be affected by a number of interrelated factors including, but not limited to, the Monthly Index Level, the frequency and magnitude of changes in the level of the Index on a month-end to month-end basis, interest and yield rates in the market, supply and demand for the Notes, including inventory positions, our perceived creditworthiness, the time remaining to maturity of the Notes, and other economic and financial conditions. Generally, the market value of the Notes will tend to rise as the average of the sum of Monthly Index Levels increases over the Initial Index Level, while poor month-end performances in the Index will negatively affect the market value of the Notes. In addition, rising interest rates will, on balance, negatively affect the market value of the Notes. You should understand that the market value of the Notes is driven by a range of interrelated factors, and you should not use any single variable to approximate the value of this investment.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" means those who own the Notes registered in their own names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section titled "Description of Notes We May Offer--Legal Ownership of Notes" in the accompanying prospectus.

The Notes are part of a series of debt securities titled "Medium Term Notes, Series A" that we may issue from time to time under the indenture. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus, and if any terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to public and net proceeds to UBS on the front cover relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

ISSUE PRICE

100% of the principal amount.

INDEX

The S&P 500(R) Index.

COUPON

We will not pay you any interest during the term of the Notes.

TRADE DATE

May --, 2002.

PAYMENT AT MATURITY

At maturity, you will receive for each Note a cash payment equal to the principal amount of the Note, plus any Additional Payment.

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SPECIFIC TERMS OF THE NOTES
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ADDITIONAL PAYMENT

A cash payment, expressed as a percentage of principal and calculated to two decimal places, with five thousandths of a percent rounded upward to the nearest hundredth, equal to the greater of:

-     Participation  X          Average Index Level
      Rate                 ( ------------------------- - 1)
                                Initial Index Level
or
-     zero.

PARTICIPATION RATE

75% to 85% (to be set on the trade date).

AVERAGE INDEX LEVEL

The average of the 42 Monthly Index Levels, beginning with June 2002.

MONTHLY INDEX LEVEL

The closing level of the Index on the last trading day of each calendar month, beginning with June 2002. If a market disruption event occurs or is continuing on a day that would otherwise be used to calculate a Monthly Index Level, the day to be used for the calculation of the Monthly Index Level will be determined as described below under "--Market Disruption Event."

INITIAL INDEX LEVEL

 -- , the closing level of the Index on the trade date.

FINAL VALUATION DATE

The final valuation date will be the third trading day prior to the maturity date, unless the calculation agent determines that a market disruption event occurs or is continuing on that third prior day. In that event, the final valuation date will be the next following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date be postponed more than 10 business days, as described below under "--Market Disruption Event."

MATURITY DATE

December -- , 2005; provided that if such day is not a business day, the maturity date will be the next following business day, or if the final valuation date changes because of a market disruption event, the maturity date will be the third business day following the final valuation date. We describe market disruption events below under "--Market Disruption Event."

MARKET DISRUPTION EVENT

As described above, we will calculate the amount you receive at maturity based on the average of all the Monthly Index Levels. If a market disruption event occurs or is continuing on a day that would otherwise be the last trading day of the month, then the calculation agent will instead use the closing level on the first trading day after that day on which no market disruption event occurs or is continuing. The calculation agent will use this day for purposes of determining the last trading day of

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SPECIFIC TERMS OF THE NOTES
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the month. In no event, however, will the determination of the closing level of the Index be postponed by more than ten business days.

If the calculation of the closing level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the day used by the calculation agent. If the closing level of the Index is not available on the day used by the calculation agent either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the closing level of the Index that would have prevailed in the absence of the market disruption event or such other reason on that day.

Any of the following will be a market disruption event:

+ a suspension, absence or material limitation of trading in a material number of securities included in the Index for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

+ a suspension, absence or material limitation of trading in futures or options contracts or other securities relating to the Index in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion; or

+ the Index is not published, as determined by the calculation agent in its sole discretion;

and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

+ a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

+ a decision to permanently discontinue trading in the futures or options contracts relating to the Index.

For this purpose, an "absence of trading" in the primary securities market on which futures or options contracts related to the Index are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that note. Although the terms of the Notes may differ from those of other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under

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SPECIFIC TERMS OF THE NOTES
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"Description of Notes We May Offer--Default, Remedies and Waiver of Default" and
"--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

+ the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

+ the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

+  no quotation of the kind referred to above is obtained, or

+ every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America,

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SPECIFIC TERMS OF THE NOTES
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Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

+ A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

+ P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF INDEX; ALTERATION OF METHOD OF CALCULATION

If S&P discontinues publication of the Index and it or any other person or entity publishes a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the amount payable on the maturity date by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the value of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index, the stocks comprising the Index or the method of calculating the Index has been changed at any time in any respect that causes the Index not to fairly represent the value of the Index had such changes not been made, then the calculation agent may make adjustments in the Index or the method of calculating the Index that it believes are appropriate to ensure that the Monthly Index Levels used to determine the amount payable on the maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the attached prospectus.

TRADING DAY

When we refer to a trading day with respect to the Notes, we mean a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange, the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States, and on which a market disruption event has not occurred.

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SPECIFIC TERMS OF THE NOTES
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MODIFIED BUSINESS DAY

As described in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

ROLE OF CALCULATION AGENT

The calculation agent will make all determinations regarding the payment on the Notes at maturity, the calculation of all Monthly Index Levels and any Additional Payment, market disruption events, business days, trading days, the default amount (only in the case of a market disruption event) and any other amount payable in respect of your Notes, and what actions to take in the event S&P discontinues publication of the Index or changes the method of calculating or valuing the Index in a material respect. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

As of the original issue date, the calculation agent is UBS Warburg LLC. We may change the calculation agent after the original issue date without notice.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index, options and futures on the Index or the stocks that constitute the Index, and other derivative instruments with returns linked to or related to changes in the level of the Index prior to and on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

+  acquire or dispose of securities of issuers included in the Index;

+ take or dispose of positions in listed or over-the-counter options or other instruments based on the level of the Index;

+ take or dispose of positions in listed or over-the-counter options or other instruments based on the level of other similar market indices; or

+  any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of instruments based on indices designed to track the performance of the Index or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-5 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. Dollars.

AS OF MARCH 31, 2002 (UNAUDITED)                                CHF        USD
--------------------------------------------------------------------------------
                                                                (in millions)
Debt
  Debt Issued(1)............................................
                                                              155,251     92,527
                                                              -------    -------
  Total Debt................................................  155,251     92,527
Minority Interest(2)........................................    4,116      2,453
Shareholders' Equity........................................   44,769     26,682
                                                              -------    -------
Total Capitalization........................................  204,136    121,662
                                                              =======    =======

------------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2) Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.59598307.

--------------------------------------------------------------------------------

Supplemental Tax Considerations

SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Davis Polk & Wardwell, our special tax counsel, the following is a general summary of the material United States federal income tax consequences of the ownership of the Notes with respect to U.S. Holders (as defined below) who are initial holders of Notes purchased at the issue price (as defined below) and held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This summary does not address all aspects of the U.S. federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as:

    +  certain financial institutions;

    +  insurance companies;

    +  tax-exempt organizations;

    +  dealers in options, securities or foreign currencies;

    + persons who hold the Notes as a part of a hedging transaction, straddle, conversion or other integrated transaction;

    +  U.S. Holders whose functional currency is not the U.S. dollar;

    +  certain former citizens or residents of the United States;

    + partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

    +  persons subject to the alternative minimum tax.

Purchasers of the Notes should consult their tax advisors as to the federal, state and local tax consequences of acquiring, holding and disposing of the Notes.

As used herein, the term "U.S. Holder" means an owner of a Note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

For U.S. federal income tax purposes, the Notes will be treated as debt instruments subject to the Treasury regulations governing contingent payment debt instruments (the "CONTINGENT DEBT REGULATIONS").

INTEREST ACCRUALS ON THE NOTES. Under the contingent debt regulations, a U.S. Holder, regardless of its method of accounting for U.S. federal income tax purposes, will be required to accrue interest income on the Notes on a constant yield basis at an assumed yield (the "COMPARABLE YIELD") determined at the time of issuance of the Notes. Accordingly, U.S. Holders will be required to include interest in income in each year despite the fact that no interest will actually be paid on the Notes.

At the time the Notes are issued, we are required to determine the comparable yield for the Notes that takes into account the yield at which we could issue a fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the Notes. Assuming a hypothetical trade date of May 9, 2002, the comparable yield would be 4.60% compounded semi-annually. Solely for

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

purposes of determining the amount of interest income that a U.S. Holder will be required to accrue, we are required to construct a "projected payment schedule" in respect of the Notes representing a series of payments the amount and timing of which would produce a yield to maturity on the Notes equal to the comparable yield. Based on our determination of the comparable yield, the projected payment schedule for a Note (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of a projected amount due at Maturity equal to $1,172.54. Based upon this hypothetical comparable yield, if you are an initial holder and you pay your taxes on a calendar year basis and if you buy a Note for $1,000 and hold the Note until maturity, you will be required to pay taxes on the following amounts of ordinary income from the Note each year:
$26.92 in 2002, $47.48 in 2003, $50.00 in 2004 and $47.84 in 2005. However, in
2005, the amount of ordinary income that you will be required to pay taxes on from owning each Note may be greater or lesser than $47.84, depending upon the payment at maturity you receive. Also, if the payment at maturity is less than $1,124.71, you may have a loss. The comparable yield and the projected amount due at maturity determined on the date when the Notes are actually issued may differ from the hypothetical values stated above.

NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A REPRESENTATION BY US REGARDING THE ACTUAL AMOUNT THAT WILL BE PAID ON THE NOTES.

For U.S. federal income tax purposes, a U.S. Holder is required to use the comparable yield and the projected payment schedule established by us as of the trade date in determining interest accruals and adjustments in respect of a Note, unless such U.S. Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS.

Based on the comparable yield and the issue price of the Notes, a U.S. Holder of a Note (regardless of its accounting method) will be required to accrue as interest the sum of the daily portions of interest on the Notes for each day in the taxable year on which the U.S. Holder held the Note, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Notes (as set forth below). The issue price of the Notes is the first price at which a substantial amount of the Notes is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers (the "ISSUE PRICE").

The daily portions of interest in respect of a Note are determined by allocating to each day in an accrual period the ratable portion of interest on the Note that accrues in the accrual period. The amount of interest on a Note that accrues in an accrual period is the product of the comparable yield on the Note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the Note. The adjusted issue price of a Note at the beginning of the first accrual period generally will equal its issue price and for any accrual periods thereafter will be the sum of the issue price of such Note and any interest previously accrued thereon. In addition to the interest accrual discussed above, a U.S. Holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a "POSITIVE ADJUSTMENT") in respect of a Note for a taxable year. If a U.S. Holder receives actual payments that are less than the projected payments in respect of a Note for a taxable year, the U.S. Holder will incur a "NEGATIVE ADJUSTMENT" equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of interest in respect of the Note that a U.S. Holder would otherwise be required to include in the taxable year and (ii) to the extent of any excess, will give rise to an ordinary loss not exceeding the total amount included by the U.S. Holder as interest income with respect to the Note in prior years. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

SALE, EXCHANGE, CONVERSION OR RETIREMENT OF THE NOTES. Upon a sale, exchange or retirement of a Note for cash, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note will generally be equal to the U.S. Holder's original purchase price for the Note, increased by any interest income previously accrued by the U.S. Holder. A U.S. Holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING AND INFORMATION REPORTING. Information returns may be filed with the IRS in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes. A U.S. Holder may be subject to United States backup withholding tax at the rates specified in the Code on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the U.S. Holder's United States federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST
Under present Swiss law, payment of interest (if any) on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss Law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
For residents of Switzerland, for tax purposes, that portion of the annual interest payment, if any, representing interest shall be treated as income and that portion of the annual interest payment, if any, representing an option premium shall be treated as a capital gain.

--------------------------------------------------------------------------------

ERISA Considerations

We, UBS Warburg LLC, and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefits plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Warburg LLC, or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or
Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Warburg LLC, or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, the Plan will be deemed to have represented that an exemption to the prohibited transaction rule applies. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Warburg LLC and UBS Warburg LLC has agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Warburg LLC intends to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Warburg LLC may resell Notes to securities dealers at a discount of up to 3% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Warburg LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-5
Description of the S&P 500 Index(R)...   S-9
Valuation of the Notes................  S-13
Specific Terms of the Notes...........  S-14
Use of Proceeds and Hedging...........  S-20
Capitalization of UBS.................  S-21
Supplemental Tax Considerations.......  S-22
ERISA Considerations..................  S-25
Supplemental Plan of Distribution.....  S-26

PROSPECTUS                                                 [UBS AG LOGO]
Prospectus Summary....................     3
Cautionary Note Regarding Forward-                               Principal
  Looking Information.................     7                     Protected Notes
Where You Can Find More Information...     8                     UBS AG $ --
Incorporation of Information About
  UBS.................................     8                     NOTES LINKED TO THE
Presentation of Financial                                        S&P 500 INDEX(R)
  Information.........................     9                     DUE DECEMBER --, 2005
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management                            PROSPECTUS SUPPLEMENT
  and Others..........................    10
Capitalization of UBS.................    10                     MAY  -- , 2002
UBS...................................    11                     (TO PROSPECTUS DATED MAY 17, 2001)
Use of Proceeds.......................    13
Description of Notes We May Offer.....    14                     UBS WARBURG
Considerations Relating to Indexed
  Notes...............................    51
Considerations Relating to Notes
  Denominated or Payable In or Linked
  to a Non-U.S. Dollar Currency.......    54
U.S. Tax Considerations...............    57
Tax Considerations Under The Laws of
  Switzerland.........................    68
ERISA Considerations..................    69
Plan of Distribution..................    70
Validity of the Notes.................    72
Experts...............................    72